HCC INSURANCE HOLDINGS DIRECTORS TO RETIRE;

COMPANY RECOGNIZES THEIR YEARS OF SERVICE

HOUSTON (March 23, 2009) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that four long-serving members of its Board of Directors will be retiring as of the Company's annual shareholders meeting on May 21, 2009, and, therefore, will not stand for re-election to the Board of Directors. As a result, the HCC Board will be reduced from 14 to 10 Directors.

Retiring from the HCC Board are J. Robert Dickerson, who has been a Director of HCC, its predecessors or its subsidiaries since 1981; Patrick B. Collins, who became a Director in 1991; Allan W. Fulkerson, who joined the HCC Board in 1993; and Michael A. F. Roberts, who became a Board member in 2002.

"We want to thank Pat Collins, Bob Dickerson, Allan Fulkerson and Michael Roberts for their service and recognize them for their contributions to HCC over these many years," HCC Chairman of the Board Christopher J. B. Williams said.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.3 billion, shareholders' equity of $2.6 billion and is rated AA (Very Strong) by Standard & Poor's and AA (Very Strong) by Fitch Ratings. In addition, HCC's major domestic insurance companies are rated A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact: Barney White, HCC Vice President of Investor Relations

Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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